Exhibit 99.1

Bally’s Agrees To Sell Real Property Assets Of Two Rhode Island Properties
To Gaming And Leisure Properties For $1 Billion

PROVIDENCE, R.I., June 28, 2022 – Bally’s Corporation (NYSE: BALY) today announced that it has entered into a binding term sheet with GLP Capital, L.P. (“GLP”), the operating partnership of Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI”), to acquire the real property assets of Bally’s two Rhode Island casino properties – Bally’s Twin River Lincoln Casino Resort (“Lincoln”) and Bally’s Tiverton Casino & Hotel (“Tiverton”) – subject to customary regulatory approvals, with Lincoln also subject to lender consent. Pursuant to the terms of the transaction, Bally’s will immediately lease back both properties and continue to own, control, and manage all the gaming operations of the facilities on an uninterrupted basis. Total consideration for the acquisition is $1 billion.

Bobby Lavan, Chief Financial Officer of Bally’s, said, “Bally’s is excited to enter into this transaction with GLPI, further strengthening our growing relationship. The transaction will provide the Company with significant, long-term liquidity, ensuring that Bally’s is best positioned to continue executing its capital and strategic plan, as well as to capitalize on future opportunities presented in the market.”

Both properties are expected to be added to the existing Bally’s Master Lease (the “Master Lease”) between GLPI and Bally’s, with incremental rent of $76.3 million. The Master Lease has an initial term of 15 years (with 14 years remaining) followed by four five-year renewals at the tenant’s option. Normalized rent coverage on the Master Lease – which includes Bally’s Dover Casino Resort, Bally’s Evansville Casino & Hotel, Bally’s Quad Cities Casino & Hotel and Bally’s Black Hawk Casinos – is expected to be 2.0x in the first calendar year following the completion of the acquisition of the real property assets of Bally’s Rhode Island properties.

In connection with GLP’s commitment to consummate the Bally’s acquisitions, it also agreed to pre-fund, at Bally’s election, a deposit of up to $200 million, which will be credited or repaid to GLP at the earlier of closing and December 31, 2023. In addition, Bally’s will pay a $9 million transaction fee at closing.

If all third-party consents and approvals for the acquisition of Lincoln are not timely received, then GLP will instead acquire the real property assets of the Hard Rock Hotel & Casino Biloxi in Mississippi along with Tiverton for total consideration of $635 million and a combined annual rent for Tiverton and Biloxi of $48.5 million. In that event, GLP will also have the option, subject to receipt of required consents, to acquire the real property assets of Lincoln prior to December 31, 2024 for a purchase price of $771 million and additional rent of $58.8 million.

About Bally's Corporation

Bally's Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 14 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Gamesys Group, a leading, global, online gaming operator, Bally Interactive, a first-in-class sports betting platform, Monkey Knife Fight, the fastest growing daily fantasy sports site in North America, SportCaller, a leading, global B2B free-to-play game provider, and Telescope Inc., a leading provider of real-time fan engagement solutions.

With approximately 10,000 employees, Bally's Casino operations include more than 15,800 slot machines, 500 table games and 5,300 hotel rooms. Upon closing the previously announced Tropicana Las Vegas (NV) transaction, as well as completing the construction of a land-based casino near the Nittany Mall in State College, PA, Bally's will own and manage 16 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol "BALY."

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (the “SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included it Bally’s Annual reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact

Robert Lavan
Executive Vice President and Chief Financial Officer
401-475-8564
InvestorRelations@ballys.com

Media Contact

Richard Goldman

Kekst CNC
646-847-6102
BallysMediaInquiries@kekstcnc.com

BALY-CAS

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